UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – October 14, 2018 (Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.

(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

115 TABOR ROAD, MORRIS PLAINS, NEW JERSEY	07950
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2018, in connection with the previously announced complete legal and structural separation (the “Spin-Off”) of Resideo Technologies, Inc. (“Resideo”) from Honeywell International Inc. (the “Company”), the Company entered into certain agreements with Resideo, including an Indemnification and Reimbursement Agreement, dated October 14, 2018, between New HAPI Inc. and the Company (the “Indemnification and Reimbursement Agreement”), to which relevant Resideo subsidiaries will become parties on or before the completion of the Spin-Off.

Indemnification and Reimbursement Agreement

Pursuant to the Indemnification and Reimbursement Agreement, a subsidiary of Resideo (the “Resideo Subsidiary”) has an obligation to make cash payments to the Company in amounts equal to 90% of payments, which include amounts billed (“payments”), with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case, including consequential damages (the “liabilities”) in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of the Company’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by the Company in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales (the “recoveries”). The amount payable by the Resideo Subsidiary in respect of such liabilities arising in any given year will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum).

In the event that the Company completes a transfer to a third party in respect of a portion of the remediation liabilities that are within the scope of the Indemnification and Reimbursement Agreement, the Resideo Subsidiary will be obligated to pay 90% of the amount paid or payable by the Company in connection with such liability transfer, less any applicable recoveries. While any amount in respect of a liability transfer is outstanding, the annual payment by the Resideo Subsidiary to Honeywell will be first allocated towards the liabilities described above relating to environmental claims, remediation, hazardous exposure and toxic tort claims arising outside of the scope of the liability transfer, and then towards the liability transfer payment. The amount payable by the Resideo Subsidiary in respect of (i) any such liability transfers and (ii) the liabilities described above relating to environmental claims, remediation, hazardous exposure and toxic tort claims arising in any given year, will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum). To the extent that any amount in respect of liability transfers remains outstanding following such allocation and application of the $140 million cap, such amount will be carried forward and paid in the following year, but only to the extent there is room available under the $140 million cap in the year preceding the date of payment.

Payment amounts under the Indemnification and Reimbursement Agreement will be deferred to the extent that a specified event of default has occurred and is continuing under certain indebtedness, including under Resideo’s principal credit agreement, or the payment thereof causes Resideo to not be compliant with certain financial covenants in certain indebtedness, including in its principal credit agreement, on a pro forma basis, including the maximum total leverage ratio (ratio of consolidated debt to consolidated earnings before interest, taxes and depreciation (“EBITDA”), which excludes any amounts owed to the Company under the Indemnification and Reimbursement Agreement), and the minimum interest coverage ratio. All amounts payable under the Indemnification and Reimbursement Agreement will be guaranteed by certain of Resideo’s subsidiaries that act as guarantors under Resideo’s principal credit agreement, subject to certain exceptions.

The obligation will continue until the earlier of: (1) December 31, 2043; or (2) December 31 of the third consecutive year during which the annual indemnification obligation (including in respect of deferred payment amounts) has been less than $25 million.

The description of the Indemnification and Reimbursement Agreement is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibits.

2.1	Indemnification and Reimbursement Agreement, dated October 14, 2018 between New HAPI Inc. and Honeywell International Inc.*

*

Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and similar attachments upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2018	HONEYWELL INTERNATIONAL INC.

	By:	/s/ Anne T. Madden
Anne T. Madden
Senior Vice President, General Counsel and Corporate Secretary